EXHIBIT 12.1

RATIOS OF EARNINGS TO FIXED CHARGES

	Fiscal Years Ended					39-Week Periods Ended
	May 30,	May 28,	May 27,	May 26,	May 25,	February 23,	February 22,
	1999	2000	2001	2002	2003	2003	2004
Ratio of Earnings to Fixed Charges	6.67x	6.25x	5.29x	2.50x	3.24x	3.24x	3.75x
Ratio of Earnings to Fixed Charges and Preference Stock Dividends	6.67x	6.25x	5.29x	2.50x	3.24x	3.24x	3.75x

     For purposes of computing the ratio of earnings to fixed charges, earnings represent pretax income from operations, plus pretax earnings or losses of joint ventures, plus fixed charges, less adjustment for capitalized interest. Fixed charges represent gross interest expense plus one-third (the proportion deemed representative of the interest factor) of rents of continuing operations. For purposes of calculating the ratios of earnings to fixed charges and preference stock dividends, fixed charges are combined with preference stock dividend requirements on outstanding preference stock. Because we currently have no preference stock outstanding, these two ratios are the same.